Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 5
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, and prospectus supplement No. 4 dated May 14, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and 21,792,000 shares of our common stock issuable upon the exercise of the Series C Warrants.

The shares of Series E Convertible Preferred Stock and the Series C Warrants will automatically separate on August 25, 2015. However, the shares of Series E Convertible Preferred Stock and the Series C Warrants will separate prior to August 25, 2015 if at any time after 30 days from February 25, 2015 the closing price of our common stock is greater than $4.00 per share for 20 consecutive trading days (the “Separation Trigger Date”). We refer to this separation herein as Early Separation. In the event of Early Separation, the shares of Series E Convertible Preferred Stock and the Series C Warrants will become separable 15 days after the Separation Trigger Date.

Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares upon the earlier of (i) August 25, 2015, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation. The Series C Warrants have an exercise price of $2.55 and are exercisable upon the earlier of (i) August 25, 2015, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation. The Series C Warrants will expire on February 25, 2020. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 2, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Units are listed on The NASDAQ Capital Market under the symbols “GBSN” and “GBSNU”, respectively. On June 1, 2015, the closing sale price of our common stock and the Units on The NASDAQ Capital Market was $3.54 per share and $18.00 per Unit, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 27, 2015 the stockholders of Great Basin Scientific, Inc. (the “Company”) at the 2015 annual meeting of stockholders (the “Annual Meeting”) elected Kirk Calhoun as a new Class I director of the Company. A discussion of Mr. Calhoun’s qualifications and experience, as well as his committee assignments and any other information required to be disclosed, is available under the headings “Proposal 1: Election of Two Class I Directors,” and “Executive Officers and Directors” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2015 (the “Proxy Statement”) and is incorporated herein by reference.

Amendment to the Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan

At the Annual Meeting, the stockholders of the Company also approved an amendment to the Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”). The amendment expanded the aggregate number of shares of common stock that may be issued under all awards under the 2014 Plan from 500,000 to 2,940,000, including the same increase in the number of shares of common stock that may be issued under all incentive stock options under the 2014 Plan. In addition, the 2014 Plan was amended to add an evergreen provision to the 2014 Plan whereby the amount of shares of common stock available under all awards under the 2014 Plan will increase automatically, if necessary, each fiscal quarter based on the then-current amount of shares outstanding.

A discussion of the 2014 Plan is available under the heading “Proposal 3: Approval of Amendment to the Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan” in the Proxy Statement and is incorporated herein by reference.

A copy of the amended 2014 Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The discussion above is qualified in its entirety by reference to the full text of the amended 2014 Plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Annual Meeting, the stockholders of the Company approved an amendment to its Seventh Amended and Restated Certificate of Incorporation (the “Certificate”). Effective June 2, 2015, the Company filed the certificate of amendment to the Certificate to increase the number shares of authorized common stock from 50,000,000 to 200,000,000.

A copy of the certificate of amendment to the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The discussion above is qualified in its entirety by reference to the full text of the certificate of amendment.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 27, 2015, the Company held the Annual Meeting.  The matters voted on and the results of the votes were as follows:

1.	The stockholders elected the following nominees to serve as Class I members to the Board of Directors to serve for a term of three years or until their successors are duly elected and qualified.

	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
David Spafford	3,351,991	2,281	1,250	653,045
Kirk Calhoun	3,354,087	185	1,250	653,045

2.	The stockholders approved an amendment to the Certificate to increase the number of shares of authorized common stock from 50,000,000 to 200,000,000.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,882,625	106,703	19,239	—

3.
The stockholders (i) approved an amendment to the 2014 Plan to expand the aggregate number of shares of common stock that may be issued under all awards under the 2014 Plan from 500,000 to 2,940,000, including the same increase in the number of shares of common stock that may be issued under all incentive stock options under the 2014 Plan, which is to account for the additional shares of common stock underlying our Series E Convertible Preferred Stock that will be eligible for conversion into shares of common stock in August 2015 or earlier if certain conditions are met, and (ii) approved the addition of an evergreen provision to the 2014 Plan whereby the amount of shares of common stock available under all awards under the 2014 Plan will increase automatically, if necessary, each fiscal quarter based on the then-current amount of shares outstanding.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,344,072	8,422	3,028	653,045

4.	The stockholders approved the performance measures available under the 2014 Plan for the purpose of complying with Section 162(m) of the Internal Revenue Code of 1986.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,348,362	3,385	3,775	653,045

5.	The stockholders ratified the selection of Mantyla McReynolds LLC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,987,408	141	21,018	—

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.
10.1	Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: June 2, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.
10.1	Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended.